CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N‐1A of our report dated September 28, 2023, relating to the financial statements and financial highlights of ABR Dynamic Blend Equity & Volatility Fund, ABR 50/50 Volatility Fund, and ABR 75/25 Volatility Fund (the “Funds”), each a series of Forum Funds II, for the year ended July 31, 2023, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financal Statement” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

November 20, 2023

C O H E N & C O M P A N Y , L T D .
800.229.1099 | 866.818.4538 FAX | cohencpa.com

Registered with the Public Company Accounting Oversight Board